EXHIBIT 99.1

Royal Gold Provides an Update on Mount Milligan

DENVER, COLORADO.    October 30, 2019:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company”) announced today that Centerra Gold Inc. (“Centerra”) provided information with its calendar third quarter 2019 financial results on production, water availability, and the impact of increased costs and expected lower long-term recoveries on the Mount Milligan operation in British Columbia.

Centerra reported positive operating results at Mount Milligan for the quarter ended September 30, 2019, with production of 55,355 ounces of gold and 21.2 million pounds of copper, 6% lower and 67% higher, respectively, than the prior year quarter.  All-in sustaining costs on a by-product basis were $557 per ounce, which was 18% lower than the prior year quarter.  Mill throughput averaged 55,727 tonnes per day over the quarter, which was 36.6% higher than the prior year quarter due to increased mill and water availability.

With respect to water, Centerra noted on its conference call today that favorable rainfall combined with access to surface water during the year from Philip Lake 1 and Rainbow Creek has resulted in more than twice the amount of stored water volume than last year at this time.  In addition, Centerra reported success in its groundwater exploration program, and subject to the receipt of permits, expects to bring new groundwater sources on line in December.  With these improvements and prudent water management, Centerra currently expects that Mount Milligan should not need to slow production in the first calendar quarter of 2020 to conserve water, as was required in the two prior years.

Centerra also reported that issues identified with decreasing long-term recoveries and increased costs in the short to medium-term have led it to record an impairment charge against the carrying value of the Mount Milligan mine using a financial analysis under applicable accounting standards, and it has begun a comprehensive technical review of the operation with the objective of publishing an updated 43-101 technical report in the coming months.  The updated 43-101 report will include studies to optimize the economics of the mine as well as incorporate results of exploration drilling through 2019.

While Centerra has acknowledged that the extent of any changes in reserves and resources cannot be precisely determined until all the relevant studies and modeling have been completed, it expects that the mineral reserves and resources at Mount Milligan will be materially reduced.  It is unclear at this point what impact, if any, the results of this work will have on the value of Royal Gold’s interests in the Mount Milligan operation.  As of June 30, 2019, Royal Gold’s depletion rate of its

EXHIBIT 99.1

interest at Mount Milligan was only $402 per ounce of gold and $0.81 per pound of copper production.

“The non-cash financial charges taken by Centerra today reflect their carrying cost of the Mount Milligan mine and does not impact the mine operating performance which recorded operating cash flow of $38.7 million and all-in-sustaining costs on a by-product basis of $557 per ounce of gold sold during the September quarter,” stated Tony Jensen, President and Chief Executive Officer.  “Mount Milligan continues to demonstrate strong operating performance with good margins as is evidenced by operating costs in the second quartile of world-wide production costs.”

Royal Gold owns the right to purchase 35% of the payable gold and 18.75% of the payable copper produced from the Mount Milligan mine in return for a cash purchase price for gold equal to the lesser of $435 per ounce or the prevailing market price, and for a cash purchase price for copper equal to 15% of the spot price.    Production from Mount Milligan contributed approximately 61,700 ounces of gold and approximately 8.3 million pounds of copper, which together contributed 23.9% of total revenue to Royal Gold in the fiscal year ended June 30, 2019.

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams,  royalties, and similar production-based interests.  At September 30, 2019, the Company owned interests on 187 properties on five continents, including interests on 41 producing mines and 16 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”   The Company’s website is located at www.royalgold.com.

For further information, contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:    With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include:  (a) Centerra’s statements about:  the impact of increased costs and lower recoveries on the Mount Milligan operation; access to water, water in storage, progress in water exploration and development of water sources, receipt of water permits, and its expectations about production during the first calendar quarter of 2020; decreasing long-term recoveries and increased costs at Mount Milligan; the impairment charge taken by Centerra against its carrying value for Mount Milligan under applicable accounting standards; a comprehensive technical review of the Mount Milligan operation and publication of an updated 43-101 technical report for Mount Milligan; its acknowledgement that potential changes to Mount Milligan’s reserves and resources cannot be precisely determined until relevant studies and modeling have been completed; and its expectation that the mineral reserves and resources at Mount Milligan will be materially reduced; and (b) the Company’s statements regarding:  the impact that Centerra’s technical review of Mount Milligan might have on the Company’s interests in the Mount Milligan operation; the non-cash financial charges taken by Centerra reflecting its carrying cost of the Mount Milligan mine and the impact on mine operating performance during the September quarter; Mount Milligan continuing to demonstrate strong performance evidenced by operating costs in the second quartile of world-wide production costs.  Factors that could cause actual results to differ materially from projections and estimates include, among others, actual water availability, production, operating costs and metal recoveries at Mount Milligan and the results of Centerra’s updated 43-101 technical report for Mount Milligan, including any impact on reserves and resources; precious metals, copper and nickel prices; production from the Company's stream and royalty properties; errors or disputes in calculating or accounting for stream and royalty deliveries and payments, or deliveries and payments not made in accordance with streaming and royalty agreements; counterparty failure to perform under contracts for sales of metal; economic and market conditions; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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